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CARPENTER TECHNOLOGY ANNOUNCES

PREMIUM MELT EXPANSION

Wyomissing, PA, (January 26, 2007) – Carpenter Technology Corporation (NYSE:CRS) today announced a $115 million expansion of its premium melt capacity.    The expansion of melt capacity and related infrastructure at the Company’s Reading, PA facilities is part of approximately $200 million in capital expenditures the Company will make over the next four years under the strategic plan it announced last September.

The premium melt expansion will allow the Company to meet the demand expected over the next several years from its key end use markets, including aerospace, energy, medical, and specialty applications in automotive and truck.   Carpenter believes that more than $500 million of organic growth opportunities in its highest margin business exist in these markets over the next several years.  These markets require high performance products made to exacting specifications for critical applications that cannot be easily substituted.

“This expansion of our premium melt capacity reflects the increasing demand for premium alloy materials that is at the heart of Carpenter’s growth plan,” said Anne Stevens, chairman, president and chief executive officer.  “The investment is a continuation of our strategy to focus on higher value materials that have applications in niche markets.”

Stevens said, “The growth over the next several years for Carpenter’s high-margin products is the result of increased needs for the more specialized products manufactured by the Company’s aerospace, energy, medical, automotive and truck customers.  However, these growing opportunities can only be captured by the timely strategic deployment of adequate capacity and technical resources that meet both the current and future demands of these key end-market customers.”

Dennis M. Oates, senior vice president of the Specialty Alloys Operations added, “Our decision to make this significant investment reflects not only our confidence in the markets but also our confidence in our workforce in Reading and at our other supporting operations.  Our highly skilled and dedicated employees will ensure the success of this project.”

The Company expects that the investment will generate approximately $150 million of additional revenue from the sale of higher value products by fiscal year 2010 (ending June 30) and provide significant returns on the capital invested.

At the core of the Company’s premium melt capacity expansion program will be an approximate 40 percent increase in its vacuum induction melting (VIM) capacity.  VIM furnaces are typically used in the first melting step to produce materials for demanding applications such as high temperature and highly corrosive environments, high purity alloys for medical procedures, and specialty applications in automotive and truck.

The expansion program also includes four vacuum arc remelting (VAR) furnaces and two electro-slag remelting (ESR) furnaces.  These furnaces are used in the production of higher margin products for critical end applications such as rotating aircraft engine parts, high performance automotive and truck engine parts and medical devices.  These furnaces will augment the Company’s existing 27 VAR and ESR furnaces, two of which were added in December.

The expansion program will also include related annealing, homogenization and other process machinery; associated testing equipment, raw materials management systems, and information technology infrastructure.  Construction is expected to begin in late fiscal year 2007 and be completed by mid-fiscal year 2009.

The premium melt expansion will complement Carpenter’s existing state-of-the-art melting, forging and finishing operations.  These operations are being enhanced with laser technology welding for strip finishing and centerless turning equipment for bar finishing.

The expansion project is expected to add up to 100 new employees to the Company’s Reading operations, which currently employ 1,896.

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products.  Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied.  The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2006, its subsequent Form 10-Q, and the exhibits attached to those filings.  They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy including power generation, or other influences on Carpenter’s business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors;  4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages;  9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; and 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner.  Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations.  The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

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